UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   May  29, 2002

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22686	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

103 Carnegie Center, Suite 200, Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (609) 520-1911

Item 9. Regulation FD Disclosure

         Palatin Technologies Inc. (AMEX:PTN) today presented positive initial results from a Phase 2A clinical trial of PT-141, the company’s experimental treatment for Male Erectile Dysfunction (MED), at the American Urological Association (AUA) annual meeting in Orlando, FL. Palatin will present further details of the Phase 2A study later this year.

         The PT-141 data was shown to be highly significant (p<0.001) for its primary end-point, which was measured by duration of erection greater than 60% (generally considered sufficient for intercourse) on drug versus placebo, as well as other end-points. Phase 2A results as well as safety and efficacy results from earlier Phase 1 trials was presented by Perry Molinoff, MD, Palatin’s Executive Vice President of Research & Development.

         The Phase 2A study was placebo controlled and enrolled 24 men suffering from mild to moderate erectile dysfunction; the men rcccived either PT -141 or placebo by intranasal administration. Efficacy was evaluated using RigiScan®, a device that measures penile rigidity and tumescence. The study included subjects where their condition was organic, caused by hypertension or diabetes, as well as subjects with more mild disease presentation, psychogenic, or a mixed cause. Other promising end-points of the study were duration of erection >80%, which showed statistical superiority to placebo (p<0.01), and extent of rigidity and tumescence on drug versus placebo. PT-141 results were statistically significant for all end-points measured and there were no significant adverse events reported.

         Palatin anticipates beginning at-home Phase 2B trials later this year and commencing pivotal Phase 3 trials in calendar year 2003.

         PT-141 is a new, nasally administered peptide for the treatment of sexual dysfunction. Palatin research suggests that PT-141 works through a mechanism involving the central nervous system (CNS) rather than directly on the vascular system. As a result, it may offer significant safety and efficacy benefits over currently available products. In addition to male sexual dysfunction, Palatin recently commenced a Phase 1 trial in human female subjects with PT-141.

           The information in this report is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: May 29, 2002	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President and Chief Financial Officer